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                       Bank of America Corporation
                       100 North Tryon Street
                       Charlotte, NC 28255

Pricing Supplement Number 007 Dated
Monday, March 19, 2001                                        Rule 424(b)(2)
(to Prospectus dated January 22, 2001)                        File No. 333-47222
$3,000,000,000 InterNotes(sm)

Minimum Denomination:  $1000.00
Minimum Increments:    $1000.00
All trade settle flat and clear SDFS:  DTC Book Entry Only

Trade Date: Monday, March 19, 2001 @ 12:00 PM ET
Settlement Date: Thursday, March 22, 2001 @ 3:30 PM ET

CUSIP
 Number            06050XAS2         06050XAT0         06050XAU7
--------------
Coupon
 Rate               6.500%             6.700%            6.850%
--------------
Coupon               Semi                                Semi
 Frequency         Annually           Monthly           Annually
--------------
Maturity
 Date*             3/15/11            3/15/16           3/15/21
--------------
Resale
 Price             100.00%            100.00%           100.00%
-------------
Gross
 Concession         1.500%             2.000%            2.500%
-------------
Net Proceeds
 To Issuer:     $32,048,945.00    $21,286,580.00    $14,033,175.00
--------------
Call Date        non-callable       **callable       ***callable
                                    on 3/15/04        on 3/15/05
                                    and every         and every
                                   coupon date       coupon date
                                    thereafter        thereafter
--------------
Call Price       non-callable         100.00%           100.00%
--------------
1st Coupon
 Date*             9/15/01            4/15/01           9/15/01
--------------
1st Coupon
 Amount            $31.24             $4.28             $32.92
--------------
Survivor's
 Option             Yes                Yes               Yes
--------------
Product          Subordinated     Subordinated      Subordinated
 Ranking          Unsecured        Unsecured         Unsecured
                    Notes            Notes             Notes
--------------
Moody's
 Rating             Aa3                Aa3               Aa3
--------------
S&P Rating           A                  A                 A


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*If the maturity date or an interest payment date for any note is not a
Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

**The InterNotes(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occurring 3/15/04 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNotes(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

***The InterNotes(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occurring 3/15/05 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNotes(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

InterNotes(sm) is the service mark of Incapital, LLC. All rights reserved.